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As filed with the Securities and Exchange Commission on July 18, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVAYA INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3713430 (I.R.S. Employer Identification No.)

211 Mount Airy Road
Basking Ridge, New Jersey 07920
(908) 953-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

Pamela F. Craven, Esq.
Senior Vice President, General Counsel And Secretary
Avaya Inc.
211 Mount Airy Road
Basking Ridge, New Jersey 07920
(908) 953-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined based on market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee

Common Stock(4)
Preferred Stock(5)
Debt Securities
Warrants to Purchase Debt Securities
Warrants to Purchase Common Stock
Total(6)			$1,000,000,000	$82,172

(1)
There are being registered under this registration statement such indeterminate number of shares of common stock, preferred stock and warrants to purchase common stock of the registrant, and such indeterminate principal amount of debt securities and warrants to purchase debt securities of the registrant, as shall have an aggregate initial offering price not to exceed $1,000,000,000. If any debt securities are issued (i) at original issue discount, such greater principal amount at maturity as shall result in an aggregate initial offering price equivalent to $1,000,000,000, or (ii) with an initial offering price denominated in a foreign currency or currency unit, such amount as shall result in an aggregate initial offering price equivalent to $1,000,000,000. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum offering price per unit will be determined, from to time, by the registrant in connection with the issuance by the registrant of the securities under this registration statement.

(2)
Not specified with respect to each class of securities to be registered in the primary offering pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(4)
Including such indeterminate number of shares of common stock as may from time to time be issued upon conversion or exchange of debt securities or preferred stock or exercise of warrants to purchase common stock registered hereunder, to the extent any of such debt securities or shares of preferred stock are, by their terms, convertible into or exchangeable for common stock. Each share of common stock includes one Series A junior participating preferred stock purchase right. No separate consideration will be received for the rights. Prior to the occurrence of certain events, the rights will not be exercisable or evidenced separately from the common stock.

(5)
Including such indeterminate number of shares of preferred stock as may from time to time be issued upon conversion or exchange of debt securities registered hereunder, to the extent any of such debt securities are, by their terms, convertible into or exchangeable for preferred stock.

(6)
This registration statement also covers any additional securities which become issuable in connection with the securities registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction or pursuant to applicable anti-dilution provisions effected without the receipt of consideration which results in an increase in the number of outstanding securities of any series or in the number of securities that may be issued upon exercise or conversion of any securities.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 18, 2003

PROSPECTUS

$1,000,000,000

AVAYA INC.

Common Stock
Preferred Stock
Debt Securities
Warrants to Purchase Debt Securities
Warrants to Purchase Common Stock

        This prospectus is part of a registration statement which Avaya has filed with the Securities and Exchange Commission as part of a shelf registration process. Under this process, Avaya may sell common stock, preferred stock, debt securities, warrants to purchase debt securities or warrants to purchase common stock, or any combination of these securities, in one or more offerings with a total initial offering price of up to $1,000,000,000. The purpose of this prospectus is to provide the general terms and conditions of the securities that Avaya intends to issue. The specific terms and conditions of securities issued in any particular offering will be provided in supplements to this prospectus. The prospectus supplements may also add, update or modify information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you make your investment decision.

        Avaya's common stock is listed on the New York Stock Exchange under the symbol "AV". On July 17, 2003, the last sale price of Avaya's common stock as reported on the New York Stock Exchange was $6.84.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is             , 2003.

DESCRIPTION OF AVAYA

        Avaya Inc. is a leading provider of communications systems, applications and services for enterprises, including businesses, government agencies and other organizations. Our product and solution offerings include converged voice and data networks, traditional voice communications systems, customer relationship management solutions, unified communications solutions and structured cabling products. We support our broad customer base with comprehensive global service offerings that help our customers plan, design, implement and manage their communications networks. We believe our global service organization is an important consideration for customers purchasing our products and solutions and is a source of significant revenue for us, primarily from maintenance contracts.

        We offer a broad array of communications systems, solutions and services that enable enterprises to communicate with their customers, suppliers, partners and employees through voice, Web, electronic mail, facsimile, Web chat sessions and other forms of communication, across an array of devices. These devices include telephones, computers, cell phones and personal digital assistants. Our broad portfolio of products includes products we have developed internally, products we have obtained through acquisitions, products manufactured by third parties which we resell, products and software provided to us by third parties as components of our offerings and products we have developed through our strategic alliances with other technology companies. Our products range from systems designed for multinational enterprises with multiple locations worldwide, thousands of employees and advanced communications requirements to systems designed for businesses with less than ten employees.

        We were incorporated under the laws of the State of Delaware on February 16, 2000, as a wholly owned subsidiary of Lucent Technologies Inc. On September 30, 2000, Lucent contributed its enterprise networking business to us and distributed all of the outstanding shares of our capital stock to its shareowners. We refer to these transactions as the "distribution." Prior to the distribution, we had no material assets or activities as a separate corporate entity. Following the distribution, we became an independent public company, and Lucent has no continuing stock ownership interest in us.

        Our principal executive offices are located at 211 Mount Airy Road, Basking Ridge, New Jersey 07920. Our telephone number is (908) 953-6000.

WHERE TO FIND ADDITIONAL INFORMATION REGARDING AVAYA

        Avaya files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that Avaya files with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at l-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Avaya's SEC filings are also available to the public through the SEC's web site at http://www.sec.gov.

        The SEC allows us to incorporate by reference the information that we file with them into this document. This means that we can disclose important information to you by referring you to other documents previously filed separately with the SEC, including Avaya's annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this document, except for any information that is modified or superseded by information contained in this document or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus. Any information that we file with the SEC, specifically, those documents filed pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus (other than Current Reports on Form 8-K filed under Item 9 of Form 8-K), will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed document.

        The following documents have been filed by Avaya with the SEC (File No. 1-15951) and are incorporated by reference into this prospectus:

1.
Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

2.
Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2002;

3.
Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

4.
Current Report on Form 8-K dated December 23, 2002, filed December 23, 2002;

5.
Current Report on Form 8-K dated December 24, 2002, filed January 6, 2003;

6.
Current Report on Form 8-K dated January 9, 2003, filed January 9, 2003;

7.
Current Report on Form 8-K dated January 10, 2003, filed January 10, 2003;

8.
Current Report on Form 8-K dated January 21, 2003, filed January 22, 2003;

9.
Current Report on Form 8-K dated January 24, 2003, filed January 24, 2003;

10.
Current Report on Form 8-K dated January 28, 2003, filed January 28, 2003;

11.
Current Report on Form 8-K dated January 29, 2003, filed January 29, 2003;

12.
Current Report on Form 8-K dated January 30, 2003, filed January 31, 2003; and

13.
Current Report on Form 8-K dated May 6, 2003, filed May 6, 2003.

        Copies of the above documents, along with exhibits specifically incorporated by reference into this prospectus may be obtained without charge from the Office of the Corporate Secretary, Avaya Inc., 211 Mount Airy Road, Basking Ridge, New Jersey 07920 (telephone number: 908-953-6000).

        No person is authorized to give any information or represent anything not contained in this prospectus and any accompanying prospectus supplement. The securities are only being offered in places where sales of those securities are permitted. The information contained in this prospectus and any accompanying prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Avaya's business, financial condition, results of operations and prospects may have changed since that date.

FORWARD LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus and the documents that we incorporate by reference contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. From time to time, we may also provide oral or written forward-looking statements in other materials we release to the public.

        Any or all of our forward-looking statements in this prospectus and the documents that we incorporate by reference may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many of these factors will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

        Except as may be required under the federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, Form 10-Q and 8-K reports to the SEC. Also note that under the caption "Risk Factors," we provide a cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed in "Risk Factors," including factors described as risks in our filings with the SEC, could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

        The risks and uncertainties referred to above include, but are not limited to, price and product competition, rapid technological development, dependence on new product development, the mix of our products and services, customer demand for our products and services, the ability to successfully integrate acquired companies, control of costs and expenses, the ability to form and implement alliances, the ability to implement in a timely manner our restructuring plan, the economic, political and other risks associated with international sales and operations, U.S. and non-U.S. government regulation, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.

        The categorization of risks set forth under the caption "Risk Factors" is meant to help you better understand the risks facing our business and is not intended to limit your consideration of the possible effects of these risks to the listed categories. Any adverse effects related to the risks discussed above may, and likely will, adversely affect many aspects of our business.

RISK FACTORS

        You should carefully consider the risk factors set forth below, as well as the other information appearing in this prospectus, any related prospectus supplement and the documents to which we refer you, including those incorporated by reference, in evaluating us.

Risks Related to Our Revenue and Business Strategy

        Our revenue has declined significantly during the past several years and if business capital spending, particularly for enterprise communications products and services, does not improve or deteriorates, our revenue may continue to decline and our operating results may be adversely affected.

        Our revenue for the quarter ended March 31, 2003 was $1,081 million, a decrease of 15.5%, or $198 million, from $1,279 million for the quarter ended March 31, 2002, a sequential increase of 1.3%, or $14 million, from $1,067 million for the quarter ended December 31, 2002, and a decrease of 6.2%, or $71 million, from $1,152 million for the quarter ended September 30, 2002.

        Our operating results are significantly affected by the impact of economic conditions on the willingness of enterprises to make capital investments, particularly in enterprise communications technology and related services. Although general economic conditions have shown some signs of improvement recently, we have seen a continued decline in spending on enterprise communications technology and services by our customers. We believe that enterprises continue to be concerned about their ability to increase revenues and thereby increase their profitability. Accordingly, they have tried to maintain or improve profitability through cost reduction and reduced capital spending. Because we do not believe that enterprise communications spending will improve significantly in the near term, we expect there to be continued pressure on our ability to generate revenue.

        To the extent that enterprise communications spending does not improve or deteriorates, our revenue and operating results will continue to be adversely affected and we may not be able to comply with the financial covenants included in our credit agreement.

        Revenue generated by our traditional business, enterprise voice communications products, has been declining for the last several years and if we do not successfully implement our strategy to expand our sales in market segments with higher growth rates, our revenue and operating results may continue to be adversely affected.

        We have been experiencing declines in revenue from our traditional business, enterprise voice communications products. We expect, based on various industry reports, a low growth rate or no growth in the future in the market segments for these traditional products. We are implementing a strategy to capitalize on the higher growth opportunities in our market, including converged voice and data network products, customer relationship management solutions and unified communication applications. This strategy requires us to make a significant change in the direction and strategy of our company to focus on the development and sales of these products. The success of this strategy, however, is subject to many risks, including the risks that:

  •
  we do not develop new products or enhancements to our current products on a timely basis to meet the changing needs of our customers;

  •
  customers do not accept our products or new technology, or industry standards develop that make our products obsolete;

  •
  our competitors introduce new products before we do and achieve a competitive advantage by being among the first to market; or

  •
  capital spending by our customers or communications products and services continues to decline.

        Our traditional enterprise voice communications products and the advanced communications solutions described above are a part of our Converged Systems and Applications and Small and Medium Business Solutions segments. If we are unsuccessful in implementing our strategy, the contribution to our results from these segments may decline, reducing our overall operating results and thereby requiring a greater need for external capital resources. In addition, our Services segment may be adversely affected to the extent that Services revenues are related to sales of these products and solutions.

        We are significantly changing our focus in order to concentrate on the development and marketing of advanced communications solutions, including converged voice and data network products, and this change in focus may not be successful or may adversely affect our business.

        We are making a significant change in the direction and strategy of our company to focus on the development and sales of converged voice and data networks and other advanced communications solutions. In order to implement this change, we must:

  •
  retrain our sales staff to sell new types of products and services and improve our marketing of such products and services;

  •
  retrain our Services employees to service the new products and solutions;

  •
  develop relationships with new types of distribution partners;

  •
  research and develop more converged voice and data products and products using communications media other than voice traffic, which has historically been our core area of expertise;

  •
  build credibility among customers that we are capable of delivering advanced communications solutions beyond our historic product lines; and

  •
  expand our current customer base by selling our advanced communications solutions to enterprises who have not previously purchased our products.

        If we do not successfully implement this change in focus, our operating results may be adversely affected. However, even if we successfully address these challenges, our operating results may still be adversely affected if the market opportunity for advanced communications solutions, including converged voice and data network products, does not develop in the ways that we anticipate. Because this market opportunity is in its early stages, we cannot predict whether:

  •
  the demand for advanced communications solutions and converged voice and data products will grow as fast as we anticipate;

  •
  new technologies will cause the market to evolve in a manner different than we expect; or

  •
  we will be able to obtain a leadership or profitable position as this opportunity develops.

        In addition, as a part of the change in our focus from traditional voice communications to more advanced communications solutions, we realigned our operating segments twice during fiscal 2002. Effective January 1, 2002, we implemented an internal reorganization designed to enable us to manage our product groups with greater precision. As a result of that reorganization, our "communications solutions" segment was divided into two separate segments—Systems and Applications. In the fourth quarter of fiscal 2002, we reevaluated our business model in light of the continued decline in spending on enterprise communications technology by our customers. This reevaluation resulted in moving forward in the design of our then existing operating segments to focus more firmly on aligning them with discrete customer sets and market segment opportunities in order to optimize revenue growth and profitability. Accordingly, we reorganized the Systems and Applications segments to form the Converged Systems and Applications segments and the Small and Medium Business Solutions segment. We cannot assure that the reorganization of our businesses will yield the desired benefits or that the implementation of the reorganization will not disrupt our operations and adversely affect our operating results.

        We may not be able to dispose of our Connectivity Solutions business on terms satisfactory to us or at all.

        In February 2002, we engaged Citigroup Global Markets Inc. (formerly known as Salomon Smith Barney Inc.) to explore alternatives for our Connectivity Solutions segment, including the possible sale of the business. Our goal in exploring alternatives for our Connectivity Solutions segment is to strengthen our focus on higher growth opportunities by emphasizing our Converged Systems and Applications, Small and Medium Business Solutions and Services offerings, such as converged voice and data network products and unified communication and customer relationship management solutions. In addition, we believe that the proceeds from any sale of our Connectivity Solutions segment would help enhance our liquidity. We have had discussions with interested parties concerning a possible sale of Connectivity Solutions, however, we may not be able to dispose of our Connectivity Solutions segment on terms satisfactory to us or at all. If we are unable to dispose of our Connectivity Solutions segment on terms satisfactory to us or at all, our operating results and liquidity may suffer and we may not be able to focus our business on our Converged Systems and Applications, Small and Medium Business Solutions and Services offerings, which also may adversely affect our business.

        If we dispose of our Connectivity Solutions business, our operating results may be adversely affected.

        Prior to fiscal 2002, our Connectivity Solutions segment provided a significant contribution to our operating results. Any disposition of our Connectivity Solutions segment could result in the loss of a historically significant contributor to our operating results, which could adversely affect our consolidated operating results. See the segment information included in Note 10—Operating Segments included in the notes to our consolidated financial statements incorporated into this prospectus by reference to our quarterly report on Form 10-Q for the quarter ended March 31, 2003 for further information regarding the contribution of Connectivity Solutions to our consolidated operating results.

Risks Related to Our Liquidity and Capital Resources

  We may not have adequate or cost-effective liquidity or capital resources.

        Our cash needs include making payments on and refinancing our indebtedness and funding working capital, capital expenditures, strategic acquisitions, business restructuring charges and related expenses, employee benefit obligations and for general corporate purposes. In addition, holders of LYONs may require us to purchase all or a portion of their LYONs on October 31, 2004, 2006 and 2011 at a price per LYON of $542.95, $583.40 and $698.20, respectively. Assuming all LYONs currently outstanding are put to us on October 31, 2004, our total obligation would be approximately $317 million. Under the terms of the indenture governing the LYONs, we may, at our option, elect to pay the purchase price in cash or, subject to certain conditions, in shares of common stock, or any combination thereof. Our credit agreement permits us to increase our ability to repurchase the LYONs with cash from a maximum of $100 million less any cash used to repurchase LYONs to date by up to $300 million by (1) issuing equity or debt in the capital markets, for which we get credit for 100% of the net cash proceeds, and (2) certain asset sales, for which we get credit for 50% of the net cash proceeds. As of the date hereof, we have used approximately $138 million in cash to repurchase LYONs and have the ability under our credit facility to use an additional $172 million in cash to repurchase LYONs. In addition, we are required under our credit agreement to maintain certain minimum liquidity requirements during the period from September 30, 2004 until the settlement of the October 31, 2004 LYONs put obligation. If we cannot meet these requirements and are obligated to satisfy the put obligation with shares of our common stock, holders of our common stock could experience significant dilution.

        In addition, upon the occurrence of specific kinds of change in control events, we may have substantial repayment obligations under existing debt agreements. Our ability to satisfy our cash needs depends on our ability to generate cash from operations and access the financial markets, both of which are subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, including the risks described in this prospectus.

        Our ability to generate cash from operations is affected by the terms of our credit agreement, the indenture governing our LYONs, and the indenture governing our 11 1/8% Senior Secured Notes due 2009. These instruments impose, and any future indebtedness may impose, various restrictions and covenants, including financial covenants, that may limit our ability to respond to market conditions, provide for unanticipated capital investments, make strategic acquisitions or take advantage of business opportunities.

        If we do not generate sufficient cash from operations, we will need to access the financial markets. External financing may not be available to us on acceptable terms or at all. Under the terms of any external financing, we may incur higher than expected financing expenses, and become subject to additional restrictions and covenants. In addition, our ability to obtain external financing is affected by the terms of our debt agreements. Our existing debt agreements include covenants that limit our ability to incur additional indebtedness. In addition, our credit agreement requires us to comply with certain financial covenants. In February 2002, September 2002 and April 2003, we amended our credit agreement in order to ensure our compliance with the financial covenants. If we are unable to comply with our financial covenants and cannot amend or waive those covenants, an event of default under our credit agreement would occur. If a default occurs, the lenders under our credit agreement could accelerate the maturity of our debt obligations and terminate their commitments to lend to us. If such a default occurs when our debt obligations under the credit facility exceed $100 million, our debt obligations in respect of the LYONs and the Senior Secured Notes could be accelerated. Currently there are no funds drawn under our credit facility.

        Our ability to obtain external financing and, in particular, debt financing, is also affected by our debt ratings, which are periodically reviewed by the major credit rating agencies. Our corporate credit is currently rated B+ and our long-term senior unsecured debt is rated B by Standard & Poor's, each with a stable outlook, and our long-term senior unsecured debt is rated B3 by Moody's with a negative outlook. Any increase in our level of indebtedness or deterioration of our operating results may cause a further reduction in our current debt ratings. Any downgrade of our credit ratings, among other factors, could impair our ability to secure additional financing on acceptable terms, and we cannot assure you that we will be successful in raising any new financing on acceptable terms.

        Our ability to obtain equity financing is dependent upon our stock price. The market for technology stocks, including our common stock, has been extremely volatile recently. As of July 17, 2003, the closing price of our common stock on the NYSE was $6.84 per share and the 52-week low trading price for common stock as of that date was $1.12 per share. The trading price of our common stock may hinder our ability in the near term to obtain equity financing on cost-effective terms or at all.

Our substantial amount of debt could have important consequences to you.

        We have a substantial amount of debt. At June 30, 2003, we had approximately $993 million of debt outstanding on a consolidated basis and $250 million available under our credit agreement.

        Our substantial amount of debt and other obligations could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other general corporate requirements;

  •
  increase our vulnerability to interest rate fluctuations because our credit agreement provides for interest at variable rates;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt and other obligations thereby reducing the availability of our cash flow from operations for other purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  place us at a competitive disadvantage compared to our competitors that have less debt.

        The agreements governing our debt limit, but do not prohibit, us from incurring additional debt, and we may incur a significant amount of additional debt in the future. If new debt is added to our current debt levels, these related risks could increase.

        Our ability to make scheduled payments on or to refinance our debt and other obligations will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service and other obligations, we may be forced to reduce or delay scheduled expansion plans and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient to pay our debt obligations when they become due. In the event that we are required to dispose of material assets or operations or restructure our debt or other obligations, we cannot assure you as to the terms of any such transactions or how soon any such transaction could be completed.

        The value of the assets in our pension plans has decreased significantly and, as a result, we will likely incur additional expense and funding obligations that may have an adverse effect on our financial position, results of operations and cash flows.

        The recent decline in the global equity markets has resulted in a decrease in the value of the assets in our pension plans. This decline will likely adversely affect our related financial results in future periods through higher pension expense, additional minimum liabilities with corresponding reductions in stockholders' equity and increased cash funding requirements.

        To date, we have contributed $14 million to our pension plans during fiscal 2003 and will be required to contribute an additional $28 million during the remainder of fiscal 2003. We estimate that for fiscal 2004, we will be required to fund approximately $44 million to our pension plans.

        Our largest dealer may not be able to satisfy in full its obligations to us under a short-term line of credit.

        As of December 31, 2002, approximately $27 million was due to us under a short-term line of credit we provided to Expanets Inc., currently our largest dealer, in 2001. At that time, we were engaged in discussions with Expanets regarding operational issues related to the March 2000 sale of our primary distribution function for voice communications systems for small and medium sized enterprises to Expanets. Although these issues were unrelated to the obligations of Expanets and its parent company, NorthWestern Corporation, under the credit agreement because of the importance to us of our relationship with Expanets and the customer base served by Expanets, in December 2002, we agreed to extend the term of the credit agreement to February 2003.

        In March 2003, we entered into restructured agreements with Expanets and NorthWestern regarding the operational issues. In exchange for a general release of liability from Expanets related to the operational issues, we agreed, among other things, to extend the payment term of the remaining balance under the credit facility. The amended credit facility provides that the approximately $27 million balance will be repaid in three equal $9 million installments on January 1, 2004, April 1, 2004 and July 1, 2004.

        Outstanding amounts under the line of credit are secured by Expanets' accounts receivable and inventory. In addition, NorthWestern has effectively guaranteed Expanets' obligations under the credit agreement. A default by NorthWestern of its guarantee obligations under the credit agreement would constitute a default under Expanets' dealer agreement with Avaya, resulting in a termination of the non-competition provisions contained in the dealer agreement and permitting us to sell products to Expanets' customers.

        In April 2003, NorthWestern announced that it expected to record charges in its December 31, 2002 financial statements related to, among other things, asset impairments and deferred tax valuation allowances related to Expanets. In addition, NorthWestern announced that it filed for an extension to file its Annual Report on Form 10-K in order to take certain actions related to identified deficiencies in internal controls. In its Annual Report on Form 10-K, NorthWestern disclosed that its independent auditors had advised its Audit Committee that these internal control deficiencies constituted reportable conditions and collectively, a material weakness as defined in Statement of Auditing Standards No. 60. In its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, NorthWestern disclosed that the SEC is conducting an informal inquiry relating to questions regarding the restatements of its financial statements and other accounting and reporting matters.

        In June 2003, Expanets entered into a $25 million credit facility with a third party financial institution. As required by the terms of the March 2003 agreements with Expanets, we agreed to subordinate our rights in the collateral securing the $27 million term loan from Expanets to the third party financial institution. Under the subordination agreement, we may not take action with regard to the collateral until Expanets' obligations under the senior credit facility are paid in full. In addition, if a payment default has occurred under the senior credit facility at the time a payment is due to us under the term loan, Expanets is prohibited under the subordination agreement from making such payment on the term loan until the payment default under the senior credit facility has been cured or waived in writing by the third party financial institution. If a covenant default has occurred under the senior credit facility at the time a payment is due to us under the term loan, Expanets is prohibited under the subordination agreement from making such payment on the term loan until the earlier of the date the covenant default under the senior credit facility has been cured or waived in writing by the third party financial institution and 180 days from the date the notice of default is delivered to us. The subordination agreement does not affect our rights with regard to NorthWestern, including our rights in the event of a default by NorthWestern under the credit agreement governing the term loan.

        There can be no assurance that Expanets or NorthWestern will be able to comply with the remaining terms of the credit agreement. In the event Expanets and NorthWestern are unable to comply with the terms of the credit agreement and a default occurs, the remedies available to Avaya under such agreement may be insufficient to satisfy in full all of Expanets' obligations to the Company.

Risks Related to Our Operating Results

        Disruption of, or changes in the mix of our product distribution model or customer base could affect our revenues and gross margins.

        If we fail to manage distribution of our products and services properly, or if our distributors' financial condition or operations weaken, our revenues and gross margins could be adversely affected. Furthermore, a change in the mix of direct sales and indirect sales could adversely affect our revenues and gross margins.

        We use a variety of channels to bring our products to customers, including direct sales, distributors, dealers, value-added resellers and systems integrators. Since each distribution channel has a distinct profile, the failure to achieve the most advantageous balance in the delivery model for our products and services could adversely affect our gross margins and operating results.

        For example:

  •
  As we respond to demand from certain categories of customers to sell directly to them, we could risk alienating channel partners and adversely affecting our distribution model.

  •
  Some of our systems integrators may demand that we absorb a greater share of the risks that their customers may ask them to bear, affecting our gross margins.

  •
  Some of our channel partners may have insufficient financial resources and may not be able to withstand changes in business conditions, including the recent economic slowdown. Revenues from indirect sales could suffer if our distributors' financial condition or operations weaken.

        We must manage inventory effectively, particularly with respect to sales to distributors. Distributors may increase orders during periods of product shortages, cancel orders if their inventory is too high, or delay orders in anticipation of new products. Distributors also may adjust their orders in response to the supply of our products and the products of our competitors that are available to the distributor and to seasonal fluctuations in end-user demand. If we have excess inventory, we may have to reduce our prices and write down inventory, which in turn could result in lower gross margins. In addition, if sales through indirect channels increase, this may lead to greater difficulty in forecasting the mix of our products, and to a certain degree, the timing of orders from our customers.

        Our gross margins may be negatively affected, which in turn could negatively affect our operating results.

        Our gross margins may be negatively affected as a result of a number of factors, including:

  •
  increased price competition;

  •
  excess capacity;

  •
  higher material or labor costs;

  •
  warranty costs;

  •
  obsolescence charges;

  •
  loss of cost savings on future inventory purchases as a result of high inventory levels;

  •
  introductions of new products and costs of entering new markets;

  •
  increased levels of customer services;

  •
  changes in distribution channels; and

  •
  changes in product and geographic mix.

        If our gross margins decline, our operating results could be negatively affected.

        Changes in effective tax rates or the recording of increased deferred tax asset valuation allowances in the future could affect our operating results.

        Our effective tax rates in the future could be adversely affected by earnings being lower or losses being higher than anticipated in countries where we have tax rates that are lower than the U.S. statutory rate and earnings being higher or losses lower than anticipated in countries where we have tax rates that are higher than the U.S. statutory tax rate, changes in our net deferred tax assets valuation allowance, or by changes in tax laws or interpretations thereof.

        For example, during fiscal 2002 our effective tax rate was adversely affected by an unfavorable geographic distribution of earnings and losses and we recorded an increase in our net deferred tax assets valuation allowance of $364 million. If the geographic distribution of our earnings and losses continues to be unfavorable in the future, our effective tax rate could be adversely affected. In addition, in the first quarter of fiscal 2003, we recorded a deferred income tax valuation allowance through a non-cash income tax charge of $83 million to reflect the difference between the actual and expected tax gain associated with our December 2002 exchange offer for a portion of the LYONs. Based on our assessment of our deferred tax assets, we determined, based on certain available tax planning strategies, that $444 million of our deferred tax assets as of March 31, 2003 will more likely than not be realized in the future and no valuation allowance is currently required for this portion of our deferred tax assets. Should we determine in the future that it is no longer more likely than not that these assets will be realized, we will be required to record an additional valuation allowance in connection with these deferred tax assets and our operating results would be adversely affected in the period such determination is made.

Risks Related to Our Operations

        We plan to expand our international sales, which will subject us to additional business risks that may adversely affect our operating results due to increased costs.

        We intend to continue to pursue growth opportunities internationally. In many countries outside the United States, long-standing relationships between our potential customers and their local providers and protective regulations, including local content requirements and type approvals, create barriers to entry. In addition, pursuit of such international growth opportunities may require us to make significant investments for an extended period before returns on such investments, if any, are realized. International operations are subject to a number of risks and potential costs, including:

  •
  expenditure of significant amounts of time and money to build a brand identity in locations where our new brand is not recognized currently without certainty that we will be successful;

  •
  unexpected changes in regulatory requirements;

  •
  the need to customize marketing and product capabilities to reach localized customer requirements;

  •
  inadequate protection of intellectual property in certain countries outside the United States;

  •
  adverse tax consequences;

  •
  dependence on developing relationships with qualified local distributors, dealers, value-added resellers and systems integrators; and

  •
  political and economic instability.

        Any of these factors could prevent us from increasing our revenue and otherwise adversely affect our operating results in international markets. We may not be able to overcome some of these barriers and may incur significant costs in addressing others. Sales to our international customers are denominated in either local currency or U.S. dollars, depending on the country or channel used to fulfill the customer's order. We manage our net currency exposure through currency forward contracts and currency options which requires us to incur additional cost for this protection, although we did recognize a loss on foreign currency transactions of $12 million for the quarter ended June 30, 2002 due to the decline in the U.S. dollar as compared to several other currencies. In addition to the foreign currency risk for our receivables, there is additional risk associated with the fact that most of our products or components are manufactured or sourced from the United States. Should the U.S. dollar strengthen against a local currency, the impact may hamper our ability to compete with other competitors, preventing us from increasing our revenue and otherwise adversely affect our operating results in international markets.

        We have restructured our business to respond to industry and market conditions, however, the assumptions underlying our restructuring efforts may prove to be inaccurate and we may have to restructure our business again in the future.

        In response to changes in industry and market conditions, we have restructured our business in the past and may again restructure our business in the future to achieve certain cost savings and to strategically realign our resources. We have based our restructuring plans on certain assumptions regarding the cost structure of our business and the nature, severity and duration of the current slowdown in enterprise communications technology spending which may not prove to be accurate. We will continue to assess our cost structure and restructuring efforts based on an ongoing assessment of industry conditions.

        Our restructuring initiatives may not be sufficient to meet the changes in industry and market conditions, and such conditions may continue to deteriorate or last longer than we expect. In addition, we may not be able to successfully implement our restructuring initiatives and may be required to refine, expand or extend our restructuring initiatives, which may require the recording of additional charges. Furthermore, our workforce reductions may impair our ability to realize our current or future business objectives. Lastly, costs incurred in connection with restructuring actions may be higher than the estimated costs of such actions and/or may not lead to the anticipated cost savings. As a result, our restructuring efforts may not result in our return to profitability within the currently expected timeframe.

        The tentative agreement we recently reached with our unions may not be ratified by the union membership and our operating results may be adversely affected as a result.

        We recently reached tentative agreements on new collective bargaining agreements with the Communications Workers of America and the International Brotherhood of Electrical Workers. The agreements will be submitted to the union membership for ratification, with the voting expected to conclude by late July 2003. If ratified, the agreements will be retroactive to June 1, 2003. If the new agreements are not ratified, we may need to resume bargaining, our operations may be disrupted and our operating results may be adversely affected.

        We depend on contract manufacturers to produce most of our products and if these manufacturers are unable to fill our orders on a timely and reliable basis, we will likely be unable to deliver our products to meet customer orders or satisfy their requirements.

        We have outsourced substantially all of our manufacturing operations related to our Converged Systems and Applications and Small and Medium Business Solutions segments. Our ability to realize the intended benefits of our manufacturing outsourcing initiative will depend on the willingness and ability of contract manufacturers to produce our products. We may experience significant disruption to our operations by outsourcing so much of our manufacturing. If our contract manufacturers terminate their relationships with us or are unable to fill our orders on a timely basis, we may be unable to deliver our products to meet our customers' orders, which could delay or decrease our revenue or otherwise have an adverse effect on our operations.

        The termination of strategic alliances or the failure to form additional strategic alliances could limit our access to customers and harm our reputation with customers.

        Our strategic alliances are important to our success because they provide us the ability to offer comprehensive advanced communications solutions, reach a broader customer base and strengthen brand awareness. We may not be successful in creating new strategic alliances on acceptable terms or at all. In addition, most of our current strategic alliances can be terminated under various circumstances, some of which may be beyond our control. Further, our alliances are generally non-exclusive, which means our partners may develop alliances with some of our competitors. We may rely more on strategic alliances in the future, which would increase the risk to our business of losing these alliances.

        If we are unable to protect our proprietary rights, our business and future prospects may be harmed.

        Although we attempt to protect our intellectual property through patents, trademarks, trade secrets, copyrights, confidentiality and nondisclosure agreements and other measures, intellectual property is difficult to protect and these measures may not provide adequate protection for our proprietary rights. Patent filings by third parties, whether made before or after the date of our filings, could render our intellectual property less valuable. Competitors may misappropriate our intellectual property, disputes as to ownership of intellectual property may arise and our intellectual property may otherwise become known or independently developed by competitors. The failure to protect our intellectual property could seriously harm our business and future prospects because we believe that developing new products and technology that are unique to us is critical to our success. If we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be significantly impaired, which would limit our growth and future revenue.

        In addition, we rely on the security of our information systems, among other things, to protect our proprietary information and information of our customers. If we do not maintain adequate security procedures over our information systems, we may be susceptible to computer hacking, cyberterrorism or other unauthorized attempts by third parties to access our proprietary information or that of our customers. The failure to protect our proprietary information could seriously harm our business and future prospects or expose us to claims by our customers that we did not adequately protect their proprietary information.

        We may acquire other businesses or form joint ventures that could negatively affect our operating results.

        The pursuit of additional technology, services or distribution channels through acquisitions or joint ventures is a component of our business strategy. We may not identify or complete these transactions in a timely manner, on a cost effective basis or at all. Even if we do identify and complete these transactions, we may not be able to successfully integrate such technology, services or distribution channels into our existing operations and we may not realize the benefits of any such acquisition or joint venture. We have limited experience with acquisition activities and may have to devote substantial time and resources in order to complete acquisitions. There may also be risks of entering markets in which we have no or limited experience. In addition, by making acquisitions, we could assume unknown or contingent liabilities.

        We may not be able to hire and retain highly skilled employees, which could affect our ability to compete effectively and may adversely affect our operating results.

        We depend on highly skilled technical personnel to research and develop, market and service new products. To succeed, we must hire and retain employees who are highly skilled in rapidly changing communications technologies. In particular, as we implement our strategy of focusing on advanced communications solutions and the convergence of voice and data networks, we will need to:

  •
  retain our researchers in order to maintain a group sufficiently large to support our strategy to continue to introduce innovative products and to offer comprehensive advanced communications solutions;

  •
  hire more employees with experience developing and providing advanced communications products and services; and

  •
  retrain our existing sales force to sell converged and advanced communications products and services and maintain a workforce of our services group with the requisite skills to service these products.

        Individuals who have these skills and can perform the services we need to provide our products and services are scarce. Because the competition for qualified employees in our industry is intense, hiring and retaining employees with the skills we need is both time-consuming and expensive. We might not be able to hire enough of them or to retain the employees we currently employ. Our inability to hire and retain the individuals we need could hinder our ability to sell our existing products, systems, software or services or to develop and sell new products, systems, software or services. If we are not able to attract and retain qualified individuals, we will not be able to successfully implement many of our strategies and our business will be harmed.

        Our industry is highly competitive and if we cannot effectively compete, our revenue may decline.

        The market for our products and services is very competitive and subject to rapid technological advances. We expect the intensity of competition to continue to increase in the future as existing competitors enhance and expand their product and service offerings and as new participants enter the market. Increased competition also may result in price reductions, reduced gross margins and loss of market share. Our failure to maintain and enhance our competitive position would adversely affect our business and prospects.

        We compete with a number of equipment manufacturers and software companies in selling our communications systems and software. Further, our customer relationship management professional services consultants compete against a number of professional services firms. Some of our customers and strategic partners are also competitors of ours. We expect to face increasing competitive pressures from both existing and future competitors in the markets we serve and we may not be able to compete successfully against these competitors.

        The sizes of our competitors vary across our market segments. Many of our competitors have greater financial, personnel, capacity and other resources than we have in each of our market segments or overall. As a result, our competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in client requirements. Competitors with greater financial resources also may be able to offer lower prices, additional products or services or other incentives that we cannot match or do not offer. These competitors may be in a stronger position to respond quickly to new or emerging technologies and may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners.

        Anti-takeover provisions of our charter and by-laws, our rights agreement and provisions of Delaware law could delay or prevent a change of control that you may favor.

        Provisions of our certificate of incorporation and bylaws, our rights agreement and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change of control that shareholders may consider favorable or may impede the ability of shareholders to change our management. The provisions of our restated certificate of incorporation and amended and restated bylaws, among other things:

  •
  divide our board of directors into three classes, with members of each class elected in staggered three-year terms;

  •
  limit the right of shareholders to remove directors;

  •
  regulate how shareholders may present proposals or nominate directors for election at annual meetings of shareholders; and

  •
  authorize our board of directors to issue preferred stock in one or more series, without shareholder approval.

        These provisions, as well as our rights agreement and provisions of Delaware law, could:

  •
  have the effect of delaying, deferring or preventing a change of control of Avaya;

  •
  discourage bids for our common stock at a premium over the market price; or

  •
  impede the ability of the holders of Avaya common stock to change our management.

Risks Related to Contingent Liabilities

        We may incur liabilities as a result of our obligations to indemnify, and to share certain liabilities with, Lucent Technologies Inc. in connection with our spin-off from Lucent in September 2000.

        Pursuant to the contribution and distribution agreement we entered into with Lucent in connection with our spin-off from Lucent on September 30, 2000, Lucent contributed to us substantially all of the assets, liabilities and operations associated with its enterprise networking businesses and distributed all of the outstanding shares of our common stock to its stockholders. The contribution and distribution agreement, among other things, provides that, in general, we will indemnify Lucent for all liabilities including certain pre-distribution tax obligations of Lucent relating to our businesses and all contingent liabilities primarily relating to our businesses or otherwise assigned to us. In addition, the contribution and distribution agreement provides that certain contingent liabilities not directly identifiable with one of the parties will be shared in the proportion of 90% by Lucent and 10% by us. The contribution and distribution agreement also provides that contingent liabilities in excess of $50 million that are primarily related to Lucent's businesses shall be borne 90% by Lucent and 10% by us and contingent liabilities in excess of $50 million that are primarily related to our businesses shall be borne equally by the parties.

        See "Item 1. Legal Proceedings" in Part II of our quarterly report on Form 10-Q for the quarter ended March 31, 2003 for a description of certain matters involving Lucent for which we have assumed responsibility under the contribution and distribution agreement and a description of other matters for which we may be obligated to indemnify, or share the cost with, Lucent. In March 2003, Lucent announced that it had entered into a $420 million settlement of all pending shareholder and related litigation described under "Lucent Securities Litigation" in the "Legal Proceedings" section of our quarterly report on Form 10-Q for the quarter ended March 31, 2003. Certain cases that are the subject of the settlement are shared contingent liabilities under the contribution and distribution agreement and accordingly, we are responsible for 10% of the liabilities attributable to those cases. The amount of our portion of this liability has not yet been finally determined, however, in the second quarter of fiscal of 2003, we recorded a charge of $25 million, representing our estimate of the amount of our liability in this matter. Upon settlement, the amount of the liability will be adjusted to reflect our actual obligation in this matter. We cannot assure you we will not have to make other indemnification or other cost sharing payments to Lucent in connection with these matters or that Lucent will not submit a claim for indemnification or cost sharing to us in connection with any future matter. In addition, our ability to assess the impact of matters for which we may have to indemnify, or share the cost with, Lucent is made more difficult by the fact that we do not control the defense of these matters.

        We may be subject to litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products or services.

        We cannot assure you that others will not claim that our proprietary or licensed products, systems and software are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. We may be unaware of intellectual property rights of others that may cover some of our technology. If someone claimed that our proprietary or licensed systems and software infringed their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction against use of our proprietary or licensed systems. A successful claim of patent or other intellectual property infringement against us could materially adversely affect our operating results.

        In addition, third parties may claim that a customer's use of our products, systems or software infringes the third party's intellectual property rights. Under certain circumstances, we may be required to indemnify our customers for some of the costs and damages related to such an infringement claim. Any indemnification requirement could have a material adverse effect on our business and our operating results.

        If the distribution does not qualify for tax-free treatment, we could be required to pay Lucent or the Internal Revenue Service a substantial amount of money.

        Lucent has received a private letter ruling from the Internal Revenue Service stating, based on certain assumptions and representations, that the distribution would not be taxable to Lucent.

Nevertheless, Lucent could incur significant tax liability if the distribution did not qualify for tax-free treatment because any of those assumptions or representations were not correct.

        Although any U.S. federal income taxes imposed in connection with the distribution generally would be imposed on Lucent, we could be liable for all or a portion of any taxes owed for the reasons described below. First, as part of the distribution, we and Lucent entered into a tax sharing agreement. This agreement generally allocates between Lucent and us the taxes and liabilities relating to the failure of the distribution to be tax-free. Under the tax sharing agreement, if the distribution fails to qualify as a tax-free distribution to Lucent under Section 355 of the Internal Revenue Code because of an issuance or an acquisition of our stock or an acquisition of our assets, or some other actions of ours, then we will be solely liable for any resulting taxes to Lucent.

        Second, aside from the tax sharing agreement, under U.S. federal income tax laws, we and Lucent are jointly and severally liable for Lucent's U.S. federal income taxes resulting from the distribution being taxable. This means that even if we do not have to indemnify Lucent under the tax sharing agreement, we may still be liable to the Internal Revenue Service for all or part of these taxes if Lucent fails to pay them. These liabilities of Lucent could arise from actions taken by Lucent over which we have no control, including an issuance or acquisition of stock (or acquisition of assets) of Lucent.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK ACCRETION

        The following table sets forth the unaudited historical ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock accretion of Avaya and its subsidiaries.

	Ratio of Earnings to Fixed Charges	Ratio of Earnings to Combined Fixed Charges and Preferred Stock Accretion
Six months ended March 31, 2003	(*)	(*)
Year ended September 30, 2002	(**)	(**)
Year ended September 30, 2001	(***)	(***)
Year ended September 30, 2000	(****)	(****)
Year ended September 30, 1999	3.2	3.2
Year ended September 30, 1998	2.9	2.9

(*)
For the six months ended March 31, 2003, earnings available are inadequate to cover fixed charges and combined fixed charges and preferred stock accretion by $81 million.
(**)
For the fiscal year ended September 30, 2002, earnings available are inadequate to cover fixed charges and combined fixed charges and preferred stock accretion by $402 million and $418 million, respectively.
(***)
For the fiscal year ended September 30, 2001, earnings available are inadequate to cover fixed charges and combined fixed charges and preferred stock accretion by $576 million and $603 million, respectively.
(****)
For the fiscal year ended September 30, 2000, earnings available are inadequate to cover fixed charges and combined fixed charges and preferred stock accretion by $450 million.

        For purposes of determining the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock accretion, earnings are defined as income (loss) from continuing operations before income taxes, less interest capitalized. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. Certain years have been reclassified to conform to the current period presentation. Because there was no preferred stock accretion during the periods prior to the year ended September 30, 2001, the ratio of earnings to combined fixed charges and preferred stock accretion is identical to the ratio of earnings to fixed charges for each such period.

USE OF PROCEEDS

        Avaya intends to use the proceeds from the sale of the securities for general corporate purposes. The specific purpose of any individual issuance of securities will be described in the applicable prospectus supplement. The amount and timing of the sales of the securities will depend on market conditions.

DESCRIPTION OF THE INDENTURE AND DEBT SECURITIES

        The debt securities will be issued under and controlled by an indenture between Avaya and The Bank of New York, as trustee. The following sections briefly outline the provisions of the indenture. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read it in its entirety in order to completely understand its terms and conditions. The statements contained in this prospectus relating to the indenture and the debt securities we may issue under the indenture are summaries of their material terms but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture (including those terms made a part of the indenture by reference to the Trust Indenture Act of 1939) and the debt securities.

General Terms

        The debt securities:

    •
    will represent direct, unsecured, unsubordinated obligations of Avaya;

    •
    will rank equally with Avaya's other unsecured and unsubordinated debt;

    •
    may be issued in one or more series with the same or various maturities;

    •
    may be issued at a price of 100% of their principal amount or at a premium or discount;

    •
    may be issued in registered or bearer form and certificated or uncertificated form; and

    •
    may be represented by one or more global notes registered in the name of a designated depository's nominee, and if so, beneficial interests in the global note will be shown on and transfers of such interests will be made only through records maintained by the designated depository and its participants.

        The indenture does not limit the aggregate principal amount of debt securities that we may issue pursuant to its terms. In addition, the indenture does not limit the amount of other indebtedness or debt securities, other than certain Secured Indebtedness as described below, which our Subsidiaries or we may issue.

        Unless we state otherwise in a prospectus supplement, we will not offer, sell or deliver any bearer debt securities, including any bearer securities issued in global form, to any United States person. By United States person we mean a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any of its political subdivisions, or an estate or trust whose income is subject to United States federal income taxation regardless of its source.

        The prospectus supplement for any individual issuance of debt securities of any series will describe in detail, if applicable:

    •
    the total principal amount of the debt securities of that series;

    •
    the percentage of the principal amount at which the debt securities of that series will be sold;

    •
    the date(s) on which the debt securities of that series will mature, or whether such debt securities will be payable on demand;

    •
    the interest rate(s) that the debt securities of that series will bear and the method of calculating the rate(s);

    •
    the interest payment date(s);

    •
    the terms for redemption or early repayment;

    •
    the authorized denominations in which the debt securities of that series will be issued;

    •
    the currency in which the debt securities of that series will be denominated;

    •
    the currency in which the principal of or any premium or interest will be payable, if different than the currency in which the debt securities of that series are denominated;

    •
    the manner in which payments of principal of and any premium or interest on the debt securities of that series will be determined if the payment is to be based upon one or more indexes;

    •
    whether the debt securities of that series will be issuable in registered or bearer form or both, and whether the debt securities of that series shall be certificated or uncertificated;

    •
    whether the debt securities of that series will be represented by one or more global securities and, if so, whether any such global securities will be in registered or bearer form, the identity of the depository for such global security or securities and the method of transferring beneficial interests in such global security or securities;

    •
    information regarding book-entry procedures;

    •
    whether and under what circumstances we will pay additional amounts on any debt securities of that series held by a person who is not a United States person in respect of taxes or similar charges withheld and, if so, whether we will have the option to redeem the debt securities of that series rather than pay such additional amounts; and

    •
    any other terms, including any terms which may be required by or advisable under United States laws and regulations and laws of other relevant jurisdictions or advisable in connection with the marketing of the debt securities of that series.

        We will have the ability under the indenture to "reopen" a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities.

        We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation of ours to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

        Unless we indicate otherwise in an applicable prospectus supplement, we will issue debt securities only in denominations of $1,000 and integral multiples of $1,000. If we issue debt securities in a foreign currency, we will specify the authorized denominations in the prospectus supplement.

        If we issue original issue discount debt securities, we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement. Original issue discount debt securities are securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

Payment and Transfer

        Unless we state otherwise in a prospectus supplement, if you have debt securities in registered form, we will make principal and interest payments at the office of the paying agent or agents that we will name in the prospectus supplement or by mailing a check to you at the address we have for you in the register. You may also exchange registered debt securities of any series at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

        If you have debt securities in bearer form, we will pay interest to you when you present and surrender the interest coupon for that interest payment at the office of our paying agent located outside the United States. Bearer securities and coupons are transferable by delivery. Unless we describe other procedures in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement.

        Bearer debt securities may be exchanged for an equal aggregate principal amount of registered or bearer debt securities of the same series having the same date of maturity, interest rate, original issue date and other terms in such authorized denominations as may be requested upon delivery of the bearer debt securities with all unpaid coupons to a transfer or paying agent as specified in the prospectus supplement and upon fulfillment of all other requirements of such agent.

        A prospectus supplement will describe the procedures for exchanging bearer debt securities, if applicable. Registered debt securities can never be exchanged for bearer debt securities.

        Neither Avaya nor the trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Conversion and Exchange

        The terms, if any, upon which debt securities of any series are convertible into or exchangeable for other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

Covenants

        For your benefit, we have agreed in the indenture to restrict certain of our activities as long as the debt securities of any series are outstanding. Some of those restrictions are described below. Because several definitions are both specific and complex, we have provided a separate definitions section to help you to understand certain capitalized terms in this section.

        Unless otherwise described in a prospectus supplement relating to any debt securities, other than as described below under "—Covenants—Limitation on Liens," the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any deletions from, modifications of or additions to the Events of Defaults described below or covenants of ours contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

        Limitations on Liens.    Avaya will not create, assume, incur or guarantee, and will not permit any Restricted Subsidiary to create, assume, incur or guarantee, any Secured Indebtedness without concurrently providing that all the securities of each series then outstanding shall be secured equally and ratably with (or prior to) such Secured Indebtedness (together with, if Avaya shall so determine, any other indebtedness of Avaya or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the securities of each series) so long as such Secured Indebtedness shall be outstanding unless such Secured Indebtedness, when added to the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if the securities of each series are secured equally and ratably with (or prior to) such Secured Indebtedness and further not including in this computation any Secured Indebtedness which is concurrently being retired), would not exceed the greater of $500 million or 15% of Consolidated Net Tangible Assets.

        Consolidations, Mergers, Sales or Conveyances.    Nothing contained in the indenture or in any of the debt securities of any series shall prevent any consolidation of Avaya with, or merger of Avaya into, any other corporation or corporations (whether or not affiliated with Avaya), or successive consolidations or mergers to which Avaya or its successor or successors shall be a party or parties, or shall prevent any sale, transfer, lease or conveyance of the property of Avaya (including stock of subsidiaries) as an entirety or substantially as an entirety to any other corporation (whether or not affiliated with Avaya) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia authorized to acquire and own or operate the same; provided, however that:

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  upon any such consolidation, merger, sale or conveyance, the due and punctual payment of the principal of (and premium, if any) and interest on all of the securities of each series, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed or observed by Avaya, shall be expressly assumed, by supplemental indenture, reasonably satisfactory in form to the trustee, executed and delivered to the trustee by the corporation formed by such consolidation, or into which Avaya shall have been merged, or which shall have acquired such property;

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  immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Avaya or a Subsidiary as a result of such transaction as having been incurred by Avaya or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing; and

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  either Avaya or the surviving entity delivers to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if required in connection with such transaction, the supplemental indenture comply with the applicable provisions of the indenture.

Certain Definitions

        "Consolidated Net Tangible Assets" means the total assets of Avaya and its Subsidiaries, less current liabilities and certain intangible assets (other than product development costs).

        "Principal Property" means land, land improvements, buildings and associated factory, laboratory and office facilities (excluding all products marketed by Avaya or any of its subsidiaries) constituting a manufacturing, development, warehouse, service, office or operating facility owned by Avaya or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of 2.0% of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to Avaya and its Restricted Subsidiaries taken as a whole, or in which the interest of Avaya and all its subsidiaries does not exceed 50%. As of June 30, 2003, the aggregate net book value of Avaya's Principal Properties was substantially less than the Secured Indebtedness that is permitted under the limitations on liens covenant described above.

        "Restricted Subsidiary" means any Subsidiary of Avaya which has substantially all its property in the United States, which owns any Principal Property and in which the investment of Avaya and all its Subsidiaries exceeds 2.0% of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing Subsidiaries and Subsidiaries formed or acquired after the date of the indenture for the purpose of acquiring the business or assets of another person and that do not acquire all or any substantial part of the business or assets of Avaya or any Restricted Subsidiary. Additionally, this definition includes any other Subsidiary designated by Avaya's Board of Directors as a Restricted Subsidiary.

        "Secured Indebtedness" means indebtedness of Avaya or any Restricted Subsidiary secured by any lien upon any Principal Property or the stock or indebtedness of a Restricted Subsidiary or any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary. However, this definition specifically excludes all indebtedness:

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  that was outstanding on the date of the indenture;

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  incurred after the date of the indenture to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction;

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  secured by liens on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness;

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  owing to Avaya or any other Restricted Subsidiary;

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  existing at the time a corporation becomes a Restricted Subsidiary;

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  arising out of guarantees by Avaya of Secured Indebtedness of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness of Avaya and any other Restricted Subsidiary;

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  arising from any sale and leaseback or synthetic lease transaction;

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  incurred to finance the acquisition or construction of property in favor of any country or any political subdivisions; and

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  replacing, extending or renewing of any such indebtedness (to the extent such indebtedness is not increased).

        "Subsidiary" means any corporation a majority of the voting shares of which are at the time owned or controlled, directly or indirectly, by Avaya or its Subsidiaries.

Events of Default, Notice and Waiver

        If an Event of Default with respect to the debt securities of any series occurs and continues, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal amount (or such lesser amount as may be provided for in the debt securities of such series) of all outstanding debt securities of such series to be due and payable immediately, provided that upon certain events of bankruptcy or insolvency such principal amount shall become and be immediately due and payable without any declaration or other act. The holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement or waive any past default or Event of Default or allow us to not comply with any provision of the indenture. However, they cannot waive a default in payment of principal of, interest on, or premium with respect to, any of the debt securities of such series. Any individual series of debt securities may have additional or different Events of Default from the Events of Default described herein. The prospectus supplement relating to any individual issuance of debt securities of any series will describe such additions or modifications. A default under one series of debt securities under the Indenture will not necessarily be a default under another series. Unless otherwise specified in a prospectus supplement, an Event of Default with respect to any series of debt securities occurs when:

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  Avaya fails to pay interest due on any debt security of that series for 30 days;

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  Avaya fails to pay principal of or premium on any debt securities of that series when due;

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  Avaya breaches any agreement in the debt securities of that series or in the indenture which continues for 90 days after written notice by the trustee or holders of at least 25% of the principal amount of the debt securities of that series at the time outstanding;

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  Avaya or any Restricted Subsidiary defaults in the payment of more than $100 million of indebtedness at the maturity thereof (after giving effect to any applicable grace period) or indebtedness of more than $100 million shall be accelerated, and such default and acceleration shall not be cured or annulled within 30 days after notice by the trustee or holders of at least 25% in principal amount of the outstanding series of debt securities; or

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  certain events in bankruptcy, insolvency or reorganization of Avaya occur.

        If a default occurs, the trustee will notify the holders of such series of all uncured and unwaived defaults known to it within 90 days. For the purpose of this provision, default means any event which is, or after notice or passage of time or both would be, an Event of Default. However, if the trustee determines in good faith that withholding notice is in the interest of the holders of such series it may do so except in the case of a payment default.

        The trustee, subject to its duty during an Event of Default in respect of any series of debt securities to act with the required standard of care, can refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it. If indemnity is provided, the indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of such series.

        The terms for any series of debt securities may provide that the holders of debt securities of such series shall act as one class together with the holders of debt securities of one or more other series in voting, giving notice, waiving, giving directions or taking any other specified, permitted or authorized action.

Discharge and Defeasance

        If we deposit with the trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option, we will be discharged from our obligations with respect to the debt securities of such series or we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us. The sufficiency of the deposit must be certified by a nationally recognized firm of independent public accountants.

        If we achieve discharge and defeasance, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment.

        Additionally, Avaya must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes.

Modification of the Indenture

        Avaya and the trustee may, without the consent of the holders of debt securities, enter into indentures supplemental to the indenture for, among others, one or more of the following purposes: (1) to cure any ambiguity, defect or inconsistency in the indenture or the debt securities of any services or to make any other change, provided no such action shall adversely affect the rights of any holder; (2) to evidence the succession of another person to Avaya, and the assumption by such successor of Avaya's obligations under the indenture and the debt securities; (3) to secure the debt securities; (4) to provide for uncertificated securities in addition to or in place of certificated securities; or (5) to establish the form or terms of any series of securities. Avaya and the trustee, with the consent of a majority in principal amount of the outstanding debt securities of each series affected, may modify or supplement the terms of the indenture. However, no supplemental indenture may, without the consent of each holder affected, change: (1) a maturity date; (2) the principal amount; (3) any premium; (4) the interest rate; (5) the time of interest payment; (6) the authorized currency; or (7) the percentage of outstanding debt securities required for debt holder action.

Concerning the Trustee

        In addition to the indenture, Avaya and The Bank of New York have had, and continue to have, other customary banking agreements and arrangements, including stock transfer agent, lending and depository relationships.

New York Law to Govern

        The indenture and the debt securities will be deemed to be a contract made under the laws of the State of New York, and for all purposes will be construed in accordance with the laws of such State without giving effect to its conflict of laws principles.

DESCRIPTION OF THE WARRANTS

        Avaya may issue warrants for the purchase of debt securities or warrants to purchase common stock. Warrants to purchase debt securities may be issued independently or together with any debt securities offered by any prospectus supplement and may be attached to or separate from such debt securities. Warrants to purchase common stock may be issued independently or together with shares of common stock offered by any prospectus supplement. The warrants will be issued in one or more series under a warrant agreement to be entered into between Avaya and a bank or trust company, as warrant agent. The details of any series of warrants will be set forth in the applicable prospectus supplement. The warrant agent will act solely as an agent of Avaya in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summarizes certain provisions of the form of warrant agreement. You should read the form of warrant agreement that was filed on an exhibit to the registration statement of which this prospectus forms a part.

General Terms

        The prospectus supplement for any individual issuance will describe in detail, if applicable:

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  the offering price and currency for which the warrants may be purchased;

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  the dates upon which the right to exercise the warrants will commence and expire;

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  if the warrants are not continuously exercisable, the specific date or dates on which they can be exercised;

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  whether the warrants will be issued in registered or bearer form or both and whether they will be issued in certificated or uncertificated form;

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  the terms of the debt securities that holders of warrants to purchase debt securities can purchase and the price to be paid to Avaya upon exercise of any warrants;

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  if the debt securities to be purchased upon exercise of warrants to purchase debt securities will be issued in bearer form, any applicable restrictions;

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  if warrants are issued together with a series of debt securities, the name of such debt securities, their terms, the number of warrants accompanying each such debt security, and the date on which the warrants and debt securities will become separately transferable;

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  any special United States federal tax implications of the warrants or their exercise; and

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  any other specific terms of the warrants.

        Warrant certificates may be exchanged for new warrant certificates of different denominations, transferred, and exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the underlying debt securities.

Exercise of Warrants

        Warrant holders will be able to purchase the principal amount of debt securities or shares of common stock, as the case may be, at the exercise price designated in the prospectus supplement relating to the warrants. Warrants may not be exercised after 5:00 P.M., New York time, on the expiration date. Any warrants unexercised by that time and date will become void. Unless otherwise set forth in the applicable prospectus supplement, holders of warrants may exercise them by delivering properly completed warrant certificates and payment of the exercise price to the warrant agent at its corporate trust office. As soon as practicable after such delivery, we will issue and deliver to the indicated holder the debt securities or shares of common stock, as the case may be, purchasable upon exercise. If a holder does not exercise all the warrants represented by a particular certificate, we will also issue a new certificate for the remaining number of warrants.

DESCRIPTION OF CAPITAL STOCK

Our Authorized Capital Stock

        Our authorized capital stock consists of 200 million shares of preferred stock, par value $1.00 per share, and 1.5 billion shares of common stock, par value $0.01 per share. On June 30, 2003, 382,184,702 shares of our common stock and no shares of our preferred stock were outstanding.

Our Common Stock

        The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board with respect to any series of preferred stock, such holders possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by our board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets available for distribution to such holders.

Our Preferred Stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of such series, including:

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  the designation of the series,

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  the number of shares of the series, which number our board may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease, but not below the number of shares thereof then outstanding,

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  whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or the method for determining the date or dates upon which dividends on the shares of such series shall be cumulative,

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  the redemption rights and price or prices, if any, for shares of the series,

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,

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  the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs,

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  whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of ours or of any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made,

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  restrictions on the issuance of shares of the same series or of any other class or series,

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  the voting rights, if any, of the holders of the shares of the series, and

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  any other relative rights, preferences and limitations of such series.

        We believe that the ability of our board of directors to establish one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where, subject to certain exceptions, the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our board may determine not to seek stockholder approval.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to our and our stockholders' best interests. Our board of directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Series A Junior Participating Preferred Stock

        An aggregate of 7.5 million shares of our Series A junior participating preferred stock have been reserved for issuance upon exercise of rights under our rights agreement. For a more detailed discussion of our rights agreement and our Series A junior participating preferred stock, please see "—Rights Agreement."

Series B Convertible Participating Preferred Stock

        An aggregate of 4 million shares of our Series B convertible participating preferred stock was issued on October 2, 2000 to Warburg, Pincus Equity Partners L.P. and three affiliated funds (collectively, the Warburg Pincus Funds"). In March 2002, we reduced the conversion price of the Series B convertible participating preferred stock owned by the Warburg Pincus Funds from $26.71 per share to $11.31 per share and the Warburg Pincus Funds converted all of their Series B convertible participating preferred stock into an aggregate of 38,329,365 shares of our common stock. The shares of Series B convertible participating preferred stock that were converted into shares of our common stock have the status of authorized but unissued preferred stock, without designation as to series, subject to reissuance by our board of directors as shares of any one or more other series.

Warrants

        As part of their October 2000 investment in Avaya, the Warburg Pincus Funds acquired warrants to purchase an aggregate of 12,391,079 shares of our common stock. These warrants were issued in two series: Series A warrants to purchase 6,883,933 shares of our common stock and Series B warrants to purchase 5,507,146 shares of our common stock. The warrants had an exercise price of $34.73 per share. In March 2002, the Warburg Pincus Funds exercised Series A warrants to purchase 159,268 shares of common stock and Series B warrants to purchase 127,414 shares of common stock at an exercise price of $34.73 per share. On February 12, 2003, pursuant to the Backstop Agreement described below, the Warburg Pincus Funds exercised Series A warrants to purchase 5,581,101 shares of common stock at an exercise price of $0.01 per share.

        Pursuant to the Backstop Agreement entered into between Avaya and the Warburg Pincus Funds in connection with the December 2002 exchange offer to purchase LYONs (the "Backstop Agreement"), we issued to the Warburg Pincus Funds Series C warrants to purchase an aggregate of 7,355,824 shares of our common stock at an exercise price of $3.50 per share.

        The Warburg Pincus Funds currently hold Series A warrants to purchase 1,143,564 shares of our common stock, Series B warrants to purchase 5,379,732 shares of our common stock and Series C warrants to purchase 7,355,824 shares of our common stock. The Series A warrants have a four-year term, expiring October 2, 2004, the Series B warrants have a five-year term, expiring October 2, 2005, and the Series C warrants have a four year term, expiring December 23, 2006. The warrants are exercisable immediately and are subject to customary anti-dilution adjustments.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and By-Laws

        Board of Directors.    Our certificate of incorporation provides that, except as otherwise fixed by or pursuant to the provisions of a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, the number of our directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies, but shall not be less than three. Our directors are classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class with a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2002, another class with a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2003 and another class with a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2004, with each director to hold office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

        Our certificate of incorporation provides that, except as otherwise provided for or fixed by or pursuant to a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office until the next annual meeting of stockholders at which time the director will stand for election for the remainder of the term and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board will shorten the term of any incumbent director. Subject to the rights of holders of our preferred stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

        These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

        No Stockholder Action By Written Consent; Special Meetings.    Our certificate of incorporation and by-laws provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the whole board or by our chairman of the board, and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or the chairman of the board.

        Advance Notice Procedures.    Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our chairman of the board, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. Our stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our chairman of the board or our board, or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring such business before such meeting. Under our stockholder notice procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by our secretary not later than the close of business on the 45th calendar day nor earlier than the close of business on the 75th calendar day prior to the first anniversary of the preceding year's annual meeting, except that, in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 75th calendar day prior to such annual meeting and not later than the close of business on the later of the 45th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by us.

        Notwithstanding the foregoing, in the event that the number of directors to be elected to our board is increased and we make no public announcement naming all of the nominees for director or specifying the size of our increased board at least 55 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by us. Under our stockholder notice procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by us not earlier than the close of business on the 75th calendar day prior to such special meeting and not later than the close of business on the later of the 45th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board to be elected at such meeting.

        In addition, under our stockholder notice procedure, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain the information required by our certificate of incorporation. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

        Amendment.    Our certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of the certificate relating to the number, election and term of our directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies; and the removal of directors. Our certificate further provides that the related by-laws described above, including the stockholder notice procedure, may be amended only by our board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class.

Rights Agreement

        Our board of directors has adopted a rights agreement, with The Bank of New York as rights agent. The rights agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. For information on how to obtain a copy of the rights agreement, please see "Where to Find Additional Information Regarding Avaya."

        Anti-Takeover Effects.    The rights are intended to have anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most cases. Accordingly, the existence of the rights may deter a potential acquiror from making a takeover proposal or tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem the rights as described below and since a transaction approved by our board of directors would not cause the rights to become exercisable.

        Exercisability of Rights.    Under the rights agreement, one right attaches to each share of our common stock outstanding and, when exercisable, entitles the registered holder to purchase from us one one-thousandth of a share of Series A junior participating preferred stock, par value $1.00 per share, at an initial purchase price of $125, subject to customary anti-dilution adjustments. For a description of the terms of our Series A junior participating preferred stock, see "—Series A Junior Participating Preferred Stock" below.

        The rights will not become exercisable until the earliest of:

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  10 business days following a public announcement that a person or group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding;

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  10 business days after we first determine that a person or group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding; or

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  such date, if any, as may be designated by the board of directors following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of securities representing 15% or more of our common stock then outstanding (or such later date as our board of directors may determine, but in no event later than the date that any person or group actually becomes such an owner).

        Additionally, at any time a person or a group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding and we have registered the securities subject to the rights under the Securities Act, the flip-in or flip-over features of the rights or, at the discretion of our board of directors, the exchange features of the rights, may be exercised by any holder, except for such person or group.

        For purposes of the rights agreement, the Warburg Pincus Funds are not deemed to be the beneficial owners of any shares of common stock they acquired upon conversion of the Series B preferred stock or that they acquired or can acquire by exercising Series A or Series B warrants.

        The various features of our rights agreement are described below.

        "Flip In" Feature.    In the event a person or group becomes the beneficial owner of securities representing 15% or more of our common stock then outstanding, each holder of a right, except for such person or group, will have the right to acquire, upon exercise of the right, instead of one one-thousandth of a share of our Series A junior participating preferred stock, shares of our common stock having a value equal to twice the exercise price of the right. For example, if we assume that an exercise price of $125 is in effect on the date that the flip-in feature of the right is exercised, any holder of a right, except for the person or group that has become the beneficial owner of securities representing 15% or more of our common stock then outstanding, can exercise his or her right by paying us $125 in order to receive from us shares of common stock having a value equal to $250.

        "Exchange" Feature.    At any time after a person or group becomes the beneficial owner of securities representing 15% or more, but less than 50%, of our common shares then outstanding, our board of directors may, at its option, exchange all or some of the rights, except for those held by such person or group, for our common stock at an exchange ratio of one share of common stock per right, subject to adjustment, and cash instead of fractional shares, if any. Use of this exchange feature means that eligible rights holders would not have to pay a purchase price before receiving shares of our common stock.

        "Flip Over" Feature.    In the event we are acquired in a merger or other business combination transaction or 50% or more of our assets and those of our subsidiaries or our earning power and that of our subsidiaries, in each case taken as a whole, are sold, each holder of a right, except for a person or group that is the beneficial owner of securities representing 15% or more of our common shares than outstanding, will have the right to receive, upon exercise of the right, the number of shares of the acquiring company's capital stock with the greatest voting power having a value equal to twice the exercise price of the right.

        Redemption of Rights.    At any time before the earlier to occur of:

  •
  public disclosure that a person or group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding or

  •
  our determination that a person or group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding our board of directors may redeem all of the rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the rights, as described under "Exercisability of Rights" above, will terminate upon redemption, and at such time, the holders of the rights will have the right to receive only the redemption price for each right held.

        Amendment of Rights.    At any time before a person or group becomes the beneficial owner of securities representing 15% or more of our common stock then outstanding, the terms of the existing rights agreement may be amended by our board of directors without the consent of the holders of the rights.

        However, if at any time after a person or group beneficially owns securities representing 15% or more, or such lower percentage as may be amended in the existing rights agreement, of our common stock then outstanding, our board of directors may not adopt amendments to the existing rights agreement that adversely affect the interests of holders of the rights. Furthermore, once the rights are no longer redeemable, our board of directors may not adopt any amendment that would lengthen the time period during which the rights are redeemable.

        Termination of Rights.    If not previously exercised, the rights will expire 10 years from the date that the rights agreement commences, unless we earlier redeem or exchange the rights or extend the final expiration date.

Series A Junior Participating Preferred Stock

        In connection with the creation of the rights, as described above, our board of directors has authorized the issuance of 7,500,000 shares of Series A junior participating preferred stock.

        We have designed the dividend, liquidation, voting and redemption features of our Series A junior participating preferred stock so that the value of one one-thousandth of a share of our Series A junior participating preferred stock approximates the value of one share of our common stock. Shares of our Series A junior participating preferred stock may only be purchased after the rights have become exercisable, and each share of the Series A junior participating preferred stock:

  •
  is nonredeemable and junior to all other series of preferred stock, unless otherwise provided in the terms of those series of preferred stock;

  •
  will have a preferential dividend in an amount equal to the greater of $1.00 or 1,000 times any dividend declared on each share of common stock;

  •
  in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to 1,000 times the payment made per share of common stock;

  •
  will have 1,000 votes, voting together with the common stock and any other capital stock with general voting rights; and

  •
  in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock.

        The rights of our Series A junior participating preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

Delaware Business Combination Statute

        Section 203 of the Delaware General Corporation Law provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

  •
  prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

  •
  on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

  •
  any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and

  •
  the affiliates and associates of any such person.

        Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. However, for a period of three years following the distribution date, Lucent and its affiliates are excluded from the definition of interested stockholder pursuant to the terms of Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction that results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

        The Bank of New York is acting as the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

        Avaya may sell the securities in four ways:

  •
  through underwriters;

  •
  through dealers;

  •
  through agents; and

  •
  directly to purchasers.

        If Avaya uses underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with one or more underwriters. The names of those underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to specified conditions precedent and that the underwriters will be obligated to purchase all of the offered securities if any are purchased. Underwriters may sell those securities through dealers. The underwriters may change the initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers. If Avaya uses underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

        We may grant to the underwriters an option to purchase additional offered securities, to cover over- allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the related prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

        If Avaya uses a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer as principal. The dealer may then resell those securities to the public or other dealers at a fixed price or varying prices to be determined at the time of resale.

        If Avaya designates an agent or agents in an offering of securities using this prospectus, unless otherwise indicated in a prospectus supplement, that agent will be acting on a best efforts basis for the period of its appointment.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        Underwriters, dealers, agents or remarketing firms participating in a distribution of securities using this prospectus may be deemed to be underwriters under the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agents, will be disclosed in the prospectus supplement. Pursuant to agreements that we may enter into, underwriters, dealers, agents or remarketing firms who participate in the distribution of securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that those underwriters, dealers, agents or remarketing firms may be required to make in respect of these liabilities.

        We may offer to sell securities, either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        We may authorize underwriters, and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. Any commission paid to agents and underwriters soliciting purchases of securities pursuant to delayed delivery contracts accepted by us will be detailed in the prospectus supplement.

        We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

        Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL OPINIONS

        The validity of the securities offered in this prospectus, as well as certain other legal matters, will be passed upon by Pamela F. Craven, Esq., Senior Vice President, Secretary and General Counsel of the Company. As of May 2, 2003, Pamela F. Craven owned 51,215 shares of Avaya common stock, 236,743 restricted stock units of our common stock and options to purchase 1,275,000 shares of our common stock.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Avaya Inc. for the year ended September 30, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as described in Note 2 to the financial statements and an emphasis of a matter paragraph relating to Avaya's spin-off from Lucent as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

To Be Paid by the Registrant
SEC Registration Fee	$82,172
Rating Agency Fees	100,000
Fees and Expenses of the Trustee	25,000
Printing and Distributing Prospectus and Miscellaneous Material	100,000
Accounting Fees and Expenses	75,000
Legal Fees and Expenses	250,000
Miscellaneous	50,000

Total	$682,172

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant's Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law, for liability (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision shall eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal. While the Registrant's Certificate of Incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the Registrant's Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

        The Registrant's Certificate of Incorporation provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Registrant pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Registrant's Certificate of Incorporation or By-laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Registrant thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

        The Registrant's Certificate of Incorporation also specifically authorizes the Registrant to maintain insurance and to grant similar indemnification rights to employees or agents of the Registrant. The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities.

        Any designee of the Warburg Pincus Funds to the Registrant's board of directors may be entitled to indemnification by affiliates of the Warburg Pincus Funds against certain liabilities that he may incur as a result of his serving as a director of the Registrant.

ITEM 16. EXHIBITS.

        See exhibit index.

ITEM 17. UNDERTAKINGS.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1) (i) and (a)(1) (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B.
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C.
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basking Ridge, State of New Jersey on July 18, 2003.

AVAYA INC.
By:	/s/ GARRY K. MCGUIRE Name: Garry K. McGuire Title: Chief Financial Officer and Senior Vice President, Corporate Development

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

* Donald K. Peterson	Chairman and Chief Executive Officer (Principal Executive Officer)	July 18, 2003
/s/ GARRY K. MCGUIRE Garry K. McGuire	Chief Financial Officer and Senior Vice President, Corporate Development (Principal Financial Officer)	July 18, 2003
/s/ AMARNATH K. PAI Amarnath K. Pai	Vice President, Finance Operations (Principal Accounting Officer)	July 18, 2003
* Bruce Bond	Director	July 18, 2003
* Joseph P. Landy	Director	July 18, 2003
* Mark Leslie	Director	July 18, 2003
* Philip Odeen	Director	July 18, 2003

* Hellene Runtagh	Director	July 18, 2003
* Daniel C. Stanzione	Director	July 18, 2003
* Paula Stern	Director	July 18, 2003
* Anthony Terracciano	Director	July 18, 2003
* Ronald Zarrella	Director	July 18, 2003

        *by Garry K. McGuire, Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
Exhibit 2.1	Contribution and Distribution Agreement (6)
Exhibit 3.1	Restated Certificate of Incorporation of Avaya (6)
Exhibit 3.2	Amended and Restated Bylaws of Avaya as amended on July 18, 2002 (2)
Exhibit 4.1	Preferred Stock and Warrant Purchase Agreement, dated as of August 8, 2000, by and among Avaya Inc. and the Warburg Pincus Funds (1)
Exhibit 4.2	Common Stock Certificate (1)
Exhibit 4.3	Rights Agreement between Avaya and The Bank of New York, as Rights Agent (1)
Exhibit 4.4	Amendment No. 1 to Rights Agreement between Avaya Inc. and the Bank of New York as Rights Agent (4)
Exhibit 4.5	Form of Certificate of Designations of Series A Junior Participating Preferred Stock (attached as Exhibit A to the Rights Agreement filed as Exhibit 4.3 hereto)
Exhibit 4.6	Form of Right Certificate (attached as Exhibit B to the Rights Agreement incorporated by reference as Exhibit 4.3 hereto)
Exhibit 4.7	Series A Warrant (3)
Exhibit 4.8	Series B Warrant (3)
Exhibit 4.9	Series C Warrant (7)
Exhibit 4.10	Backstop Agreement, dated December 23, 2002, between Avaya and the Warburg Pincus Funds (7)
Exhibit 4.11	Waiver/Confirmation Letter Agreement, dated January 30, 2003, between Avaya and the Warburg Pincus Funds (9)
Exhibit 4.12	Stock Purchase Agreement by and among Avaya and the Warburg Pincus Funds, dated as of March 10, 2002 (5)
Exhibit 4.13	Conversion and Exercise Agreement by and among Avaya and the Warburg Pincus Funds, dated as of March 10, 2002 (5)
Exhibit 4.14	Form of Indenture between Avaya Inc. and the Bank of New York, as Trustee (3)
Exhibit 4.15	Form of Supplemental Indenture between the Company and the Bank of New York, as Trustee, relating to the Liquid Yield Option Notes due 2021 (Zero Coupon Senior) (8)
Exhibit 4.16	Second Supplemental Indenture, dated as of March 28, 2002, between the Company and The Bank of New York, as Trustee (10)
Exhibit 5.1	Opinion of Pamela F. Craven, Senior Vice President, General Counsel and Secretary of Avaya, as to the legality of the securities being registered*
Exhibit 12.1	Statement of Computation of Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Accretion for the Six Months Ended March 31, 2003 and the Years Ended September 30, 2001 and 2002*
Exhibit 12.2	Statement of Computation of Ratio of Earnings to Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Accretion for the Years Ended September 30, 1998, 1999 and 2000(3)
Exhibit 23.1	Consent of PricewaterhouseCoopers LLP*
Exhibit 23.2	Consent of Pamela F. Craven, Senior Vice President, General Counsel and Secretary of Avaya (contained in Exhibit 5.1)
Exhibit 24.1	Power of Attorney*
Exhibit 25.1	Statement of Eligibility of the Trustee (3)

*
Filed herewith.

(1)
Incorporated by reference from Avaya's Registration Statement on Form 10 (Reg. No. 1-15951), declared effective by the Securities and Exchange Commission on September 15, 2000.

(2)
Incorporated by reference from Avaya's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

(3)
Incorporated by reference from Avaya's Registration Statement on Form S-3 (Reg. No. 333-57962), declared effective by the Securities and Exchange Commission on May 24, 2001.

(4)
Incorporated by reference from Avaya's Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 28, 2002.

(5)
Incorporated by reference from Avaya's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2002.

(6)
Incorporated by reference from Avaya's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002.

(7)
Incorporated by reference from Avaya's Registration Statement on Form S-4 filed on December 23, 2002.

(8)
Incorporated by reference from Avaya's Registration Statement on Form 8-A dated October 30, 2001.

(9)
Incorporated by reference from Avaya's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2003.

(10)
Incorporated by reference from Avaya's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2002.

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TABLE OF CONTENTS
DESCRIPTION OF AVAYA
WHERE TO FIND ADDITIONAL INFORMATION REGARDING AVAYA
FORWARD LOOKING STATEMENTS
RISK FACTORS
Risks Related to Our Revenue and Business Strategy
Risks Related to Our Liquidity and Capital Resources
Risks Related to Our Operating Results
Risks Related to Our Operations
Risks Related to Contingent Liabilities
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK ACCRETION
USE OF PROCEEDS
DESCRIPTION OF THE INDENTURE AND DEBT SECURITIES
DESCRIPTION OF THE WARRANTS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX